Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2026, which includes an explanatory paragraph regarding the substantial doubt about the ability of bioAffinity Technologies, Inc. (the “Company”) to continue as a going concern, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2025 and 2024, appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

May 20, 2026